EXHIBIT 23.4

Exhibit 23.4

Larrowe & Company, P.L.C.

104 Cranberry Road

Post Office Box 760

Galax, Virginia 24333

276-238-1800

Fax 276-238-1801

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in and incorporation by reference into this registration statement on Form S-4 of our report dated January 21, 2005, on our audits of Trinity Bank as of December 31, 2004 and 2003, and the related statements of income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. We also consent to the references to our firm under the caption “Experts” in such registration statement.

/s/ Larrowe & Company, PLC

Galax, Virginia

August 1, 2005